UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 19, 2011

Lihua International, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52650	14-1961536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Lihua Holdings Limited Houxiang Five-Star Industry District Danyang City, Jiangsu Province, PRC 212312
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +86-511-86317399

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 19, 2011, Magnify Wealth Enterprise Limited (“Magnify Wealth”), a British Virgin Islands Corporation and an entity affiliated with Jianhua Zhu, the Chief Executive Officer and Chairman of Lihua International, Inc. (the “Company”), agreed to loan the Company up to $4 million pursuant to the terms of a demand promissory note (the “Note”) to partially fund the Company’s previously announced $15 million stock repurchase program to make open market purchases of the Company’s common stock (the “Repurchase Program”). While the Company’s operating subsidiaries in the People’s Republic of China (the “PRC”) have substantial cash reserves available, the laws of the PRC restrict the conversion of Chinese Renminbi (“RMB”) to US dollars, such that the Company has encountered difficulty funding the Repurchase Program with US dollars from cash held by its PRC subsidiaries. The Company explored possible alternative arrangements for funding the Repurchase Program in US dollars with financial institutions, but Company management determined that such alternatives would have been costly or otherwise not appropriate for the Company.

On May 23, 2011, Magnify Wealth loaned $1 million under the Note, which amount the Company repaid in full on May 25, 2011 in RMB.  On June 14, 2011, Magnify Wealth loaned $300,000 under the Note, which amount the Company repaid in full on June 14, 2011 in RMB.  The total amount repaid was RMB 8,434,660, which was repaid at the average rate of 6.4822 RMB per US dollar, which was based upon the exchange rate between US dollars and RMB as set forth by Standard Chartered Bank in Hong Kong.  The loans under the Note were unsecured, payable on demand and has an interest rate of 2% per annum.  A copy of the Note is attached as Exhibit 99.1 of this Current Report on Form 8-K.

The loan was approved by the Audit Committee of the Board of Directors.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

99.1	Demand Note dated May 19, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2011	LIHUA INTERNATIONAL, INC.

	By:	Jianhua Zhu
Name: Jianhua Zhu
Title: Chief Executive Officer and President

Exhibit Index
No.	Description
99.1	Demand Note dated May 19, 2011